WY Secretary of State
FILED: 10/09/2008 10:00 AM
ID: 2008-000561224

ARTICLES OF INCORPORATION

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002-0020

Phone (307) 777-7311/7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

1. Corporate name Tuscany Minerals Ltd.

2. Registered agent name CT Corporation System

3. Address of registered agent *(must be a Wyoming street address which is identical to the registered agent's business office; must include street address, city, state and zip code; no post office boxes or mail drop boxes.)*

   1720 Carey Avenue, Cheyenne, WY 82001

4. The mailing address where correspondence and annual report forms can be sent:

   4247 Rockbank Place, West Vancouver, British Columbia, Canada V7W 1A8

5. Number and class of shares the corporation will have the authority to issue:

   100,000,000 common shares, $0.001 par value and 100,000,000 preferred shares, $0.001 par value

   Number and class of shares which are entitled to receive the net assets upon dissolution:

   100,000,000 common shares, $0.001 par value & such series of preferred stock as determined by directors

6. Incorporators *(list names and addresses of each incorporator)*:

   J. Stephen Barley, 4247 Rockbank Place, West Vancouver, British Columbia, Canada V7W 1A8

RECEIVED
OCT 2008
SECRETARY OF STATE
WYOMING

7. Execution *(all incorporators must sign)*

Printed Name	Signature	Date
J. Stephen Barley	[signature]	October 8, 2008

8. Contact name

Contact name	Daytime Phone Number
J. Stephen Barley	(604) 926-4300

****

Filing Fee: ***$100.00***

Instructions:

1. Make check payable to Secretary of State.

2. Articles must be accompanied by a written consent to appointment executed by the registered agent.

SCHEDULE "A"
TO
ARTICLES OF INCORPORATION
OF
TUSCANY MINERALS LTD.

Number and class of shares the corporation will have the authority to issue:

100,000,000 shares of common stock, $0.001 par value and 100,000,000 shares of preferred stock, $0.001 par value, such shares of preferred stock may be issued from time to time in series, and the board of directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate one or more series of the preferred stock, to fix the number of shares constituting each series, and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of each series and the variations and the relative rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the board of directors of the Corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

1. The designation of such series.

2. The number of shares initially constituting such series.

3. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed.

4. The rate or rates, and the conditions upon and the times at which dividends on the shares of such series shall be paid, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of stock of the Corporation, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate.

5. Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates.

6. The rights to which the holders of the shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of the assets of, the Corporation, which rights may be different in the case of a voluntary liquidation, dissolution or winding up than in the case of such an involuntary event.

7. Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including, but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of preferred stock and the right to have more than one vote per share.

8. Whether or not a sinking fund or a purchase fund shall be provided for the redemption or purchase of the shares of such series, and, if such a sinking fund or purchase fund shall be provided, the terms and conditions thereof.

9. Whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the terms and conditions of conversion or exchange, including, but not limited to, any provision for the adjustment of the conversion or exchange rate or the conversion or exchange price.

10. Any other relative rights, preferences and limitations.

Number and class of shares which are entitled to receive the net assets upon dissolution:

100,000,000 shares of common stock, $0.001 par value and such series of preferred stock as determined by the board of directors as stated in the resolution providing for the issuance of such preferred stock from time to time.